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                                    EXHIBIT 2

                  A COPY OF THE CERTIFICATE OF AUTHORITY OF THE
                          TRUSTEE TO COMMENCE BUSINESS



                                   CERTIFICATE


I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bank One Trust Company, National Association," Columbus, Ohio, (Charter No. 16235) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this 24th day of March, 1999.


                                             /s/ John D. Hawke, Jr.
                                             ----------------------------------
                                             Comptroller of the Currency